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                                                                   EXHIBIT 10.50





                                                                February 5, 2003



Ms. Janet G. Kelley
533 Wallace Street
Birmingham, Michigan  48009

Dear Janet:

         This letter ("Amended Letter") serves to amend and restate that certain letter to you dated January 15, 2003 (the "January 15 Letter"), and evidences the current position of Kmart Corporation (the "Company") with respect to the termination of your employment, pending any subsequent determination by the Company of its rights and obligations relating to your termination.

1. Termination. Your employment with the Company terminated effective January 16, 2003 (the "Termination Date").


2. Compliance with Agreement. The Company expects that you will comply in all respects with your obligations (other than noncompetition obligations) under your Special Retention Agreement dated December 7, 2001 (the "2001 Agreement").

3. Return of Company Property. You represent that, except as noted below, you have returned to the Company all property of the Company or its subsidiary or affiliates which was in your possession, including, but not limited to, customers or client lists, documents, contracts, agreements, plans, photographs, books, notes, memoranda, manuals, records, electronically stored data, proprietary computer software, source codes, algorithms and all copies of the foregoing, as well as any laptop or other computer hardware, automobile or other materials or equipment supplied by the Company to you. The Company agrees that you and/or your counsel may retain certain documents, copies of which have been provided to the Company and/or its counsel, that are necessary for purposes of your providing testimony in connection with matters relating to the Company's stewardship investigation and investigation of its accounting and financial statements.

4. Reservation of Rights. The Company reserves all of its rights relating to your termination, including, without limitation, the right of the Company to characterize your termination in a particular manner for purposes of the 2001 Agreement, the promissory note dated December 7, 2001, relating to a $500,000 loan to you from the Company (the "Loan"), and any other agreement, plan or arrangement between you and the Company.


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5.       Severance. Provided you shall have fully repaid the principal amount of the Loan by no later than February 6, 2003, and provided that (i) you execute the enclosed copy of this letter and the enclosed Release and return them to the Company by February 6, 2003, (ii) you do not revoke the Release and (iii) you are and remain in compliance with your obligations under this letter, the Company will pay to you as severance a monthly sum, less applicable withholding (including withholding with respect to forgiveness of accrued interest on the Loan), in an amount equal to your monthly salary as in effect on the Termination Date and will pay a monthly COBRA subsidy on your behalf and will provide outplacement services. Such payments will commence as soon as practicable following expiration of the revocation period applicable to the Release (the initial payment will cover the period from January 17, 2003 through the date of payment) and, subject to the provisions hereof, shall be made for a period of 24 months (except that outplacement services will be provided for up to one year). These monthly payments shall be reduced by the amount of compensation you earn from subsequent employment (including self-employment) and you shall promptly notify the Company of any such compensation. Further, the Company reserves the right to terminate these monthly payments at any time upon ten (10) days' notice to you and to seek repayment by you of any amounts previously paid by the Company pursuant to the preceding sentence if, based on the results of its current stewardship investigation and investigation of its accounting and financial statements, the Company determines that your employment was terminated by the Company for Cause (as such term is defined in the 2001 Agreement).

6. Consulting with Counsel. The Company has advised you to consult with an attorney of your choosing prior to signing this letter. You represent that you understand and agree that you have the right and have been given the opportunity to review this letter with an attorney. You further represent that you understand and agree that the Company is under no obligation to offer this letter to you and that you have executed this letter freely and voluntarily.

7. Governing Law. This letter shall be governed by and construed and enforced in accordance with the laws of the State of Michigan, applied without reference to principles of conflicts of laws.

                                             KMART CORPORATION


                                             By: ___________________________
                                                  Julian Day
                                                  President and Chief Executive
                                                   Officer
         ACCEPTED AND AGREED TO:



         ___________________________
                  Janet G. Kelley

         Dated: